As filed with the Securities and Exchange Commission on August 12, 2022

Registration Nos. 333-266521

333-263164

333-253383

333-236707

333-229878

333-223612

333-216638

333-210028

333-202681

333-194205

333-189629

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-266521

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-263164

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-253383

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-236707

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-229878

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-223612

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-216638

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-210028

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-202681

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-194205

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-189629

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Epizyme, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-1349956
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

400 Technology Square, 4th Floor

Cambridge, Massachusetts 02139

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (617) 229-5872

2022 Equity Incentive Plan

Inducement Stock Option Awards (August 2021-November 2021)

Inducement Restricted Stock Unit Awards (August 2021-November 2021)

2013 Stock Incentive Plan

2013 Employee Stock Purchase Plan

2008 Stock Incentive Plan

(Full titles of plans)

Grant Bogle

Chief Executive Officer

Epizyme, Inc.

400 Technology Square, 4th Floor

Cambridge, Massachusetts 02139

(617) 229-5872

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Tony Chan, Esq. Orrick, Herrington & Sutcliffe LLP Columbia Center 1152 15th Street, N.W. Washington, DC 20005-1706	Marsha Mogilevich, Esq. Orrick, Herrington & Sutcliffe LLP 51 West 52nd Street New York, NY 10019-6142

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) are being filed by Epizyme, Inc., a Delaware corporation (the “Registrant”), to remove from registration all shares of the Registrant’s common stock, $0.0001 par value per share (the “Shares”), remaining unissued and unsold under the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-266521, filed on August 4, 2022, registering 15,151,463 Shares, issuable pursuant to the 2022 Equity Incentive Plan;

•

Registration Statement No. 333-263164, filed on March 1, 2022, registering 3,088,654 Shares, consisting of: (i) 2,500,000 Shares issuable pursuant to the 2013 Stock Incentive Plan, (ii) 233,333 Shares issuable pursuant to the 2013 Employee Stock Purchase Plan and (iii) 248,366 Shares issuable upon exercise of stock options and 106,955 Shares issuable upon vesting of restricted stock units granted to employees of the Registrant as an inducement material to entry into employment with the Registrant, in accordance with Nasdaq Listing Rule 5635(c)(4);

•

Registration Statemen t No. 333-253383, filed on February 23, 2021, registering 2,733,333 Shares, consisting of: (i) 2,500,000 Shares issuable pursuant to the 2013 Stock Incentive Plan and (ii) 233,333 Shares issuable pursuant to the 2013 Employee Stock Purchase Plan;

•

Registration Statement No. 333-236707, filed on February 27, 2020, registering 2,600,000 Shares, consisting of: (i) 2,500,000 Shares issuable pursuant to the 2013 Stock Incentive Plan and (ii) 100,000 Shares issuable pursuant to the 2013 Employee Stock Purchase Plan;

•	Registration Statemen t No. 333-229878, filed on February 26, 2019, registering 2,500,000 Shares, issuable pursuant to the 2013 Stock Incentive Plan;

•	Registration Statement No. 333-223612, filed on March 13, 2018, registering 2,500,000 Shares, issuable pursuant to the 2013 Stock Incentive Plan;

•	Registration Statemen t No. 333-216638, filed on March 13, 2017, registering 2,500,000 Shares, issuable pursuant to the 2013 Stock Incentive Plan;

•	Registration Statement No. 333-210028, filed on March 9, 2016, registering 2,089,288 Shares, issuable pursuant to the 2013 Stock Incentive Plan;

•	Registration Statemen t No. 333-202681, filed on March 12, 2015, registering 1,721,300 Shares, issuable pursuant to the 2013 Stock Incentive Plan;

•

Registration Statement No. 333-194205, filed on February 28, 2014, registering 633,333 Shares, consisting of: (i) 400,000 Shares issuable pursuant to the 2013 Stock Incentive Plan and (ii) 233,333 Shares issuable pursuant to the 2013 Employee Stock Purchase Plan; and

•

Registration Statement No. 333-189629, filed on June 27, 2013, registering 6,402,190 Shares, consisting of: (i) 4,542,121 Shares issuable pursuant to the 2008 Stock Incentive Plan, (ii) 1,593,403 Shares issuable pursuant to the 2013 Stock Incentive Plan and (iii) 266,666 Shares issuable pursuant to the 2013 Employee Stock Purchase Plan.

On August 12, 2022, pursuant to the terms of the Agreement and Plan of Merger, dated as of June 27, 2022, by and among the Registrant, Ipsen Pharma SAS, a French société par actions simplifiée (“Parent”), and Hibernia Merger Sub, Inc., a Delaware corporation and a wholly-owned indirect subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly-owned indirect subsidiary of Parent. As a result of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Shares registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the Shares registered but unsold under the Registration Statements as of the date hereof, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

In addition, on August 12, 2022, the Nasdaq Stock Market filed a Form 25 to delist the Registrant’s Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on August 12, 2022.

EPIZYME, INC.

By:	/s/ Christelle Huguet
Name: Christelle Huguet
Title: President

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.